Exhibit 99.1

Media Contact: Tim Kobussen, Metavante Corporation, 414-357-3651, tim.kobussen@metavante.com Financial Contact: Mark Furlong, Marshall & Ilsley Corporation, 414-765-8052, mark.furlong@micorp.com

METAVANTE TO PURCHASE BROKAT TECHNOLOGIES'
U.S. INTERNET BANKING AND BROKERAGE ASSETS

--Metavante Solidifies Market Leadership by Providing Electronic Banking Products from Single Platform to Financial Institutions of All Sizes--

MILWAUKEE, Aug. 23, 2001 - Metavante Corporation, the technology subsidiary of Marshall & Ilsley Corporation (NYSE: MI), today announced a definitive agreement to acquire substantially all the assets of the North American Internet banking and brokerage units of Brokat Technologies (Nasdaq: BROA, Neuer Markt: BRJ), a global software leader. The transaction, which is subject to regulatory approval and other customary conditions, is expected to close in late third quarter or early fourth quarter of 2001.

       "Our acquisition of Brokat Financial Applications strengthens Metavante's Electronic Banking business by adding leading technology for consumer, business and corporate e-Banking applications. Further, this technology is available through multiple channels including the Internet and wireless devices," said Joseph L. Delgadillo, Metavante president and chief executive officer. "In addition, we are acquiring the assets of Brokat Technologies AFS, Inc., which will allow our Electronic Banking clients and securities firms to offer online brokerage services, including mobile access to trading and account inquiry, to their customers."

       "This May, we announced an alliance with Brokat to provide software for our next-generation consumer Internet banking product, which is one product in our suite of electronic banking solutions. We are pleased that we can now accelerate that market-leading Brokat technology across all our Electronic Banking products," Delgadillo said.

       In the transaction, Metavante will pay approximately $19.5 million in cash and assume certain liabilities of the Brokat business unit. Through this acquisition of assets, Metavante plans to consolidate a number of its electronic banking products onto a single technology platform. Also, data operations centers will be consolidated over time into one data operations center. These activities will begin immediately upon closing. The costs associated with the consolidation of the technology platforms and data centers will be written off in the quarter in which the transaction closes. These one-time, pretax charges are not expected to exceed $35 million.

       "With this strategic acquisition, Metavante is uniquely positioned as the leading provider of fully comprehensive, end-to-end electronic banking and electronic presentment and payment solutions and services," said Meredith Hickman, analyst, Celent Communications, a research and consulting firm that focuses on the financial services industry. "Brokat's leading edge e-banking technology combined with Metavante's strong financial position and commitment to the financial services industry positions Metavante as a major player."

       "The divestiture of our U.S.-based financial applications business reflects a concerted effort to re-focus Brokat on our core geographic markets and strengthen our balance sheet," said Michael Janssen, chief financial officer of Brokat AG. "Given the ASP alliance for online banking products that we established with Metavante in May, they are a perfect partner to acquire this business. We believe our U.S.-based customers and employees will be well served by the financial strength and market leadership of Metavante."

       Existing Brokat customers of the acquired businesses include Bank of America, Bank of Hawaii, Charter One, Union Bank of California, United California Bank, Wells Fargo, and 69 brokerage clients including Wall Street Access, a New York Stock Exchange brokerage member firm. "This is a great combination of industry leading electronic banking technology with a proven service delivery provider in Metavante, which has a longstanding reputation for excellence in the financial services industry," said Greg Daniels, chief information officer, Charter One Bank, Cleveland.

       Metavante Electronic Banking serves more than 450 financial institutions, including their business and consumer customers. Metavante business electronic banking solutions feature a set of outsourced Internet banking services and cash management services. Metavante consumer electronic banking solutions provide customers with consolidated access to their financial relationships, accounts and transactions using home and Internet banking, and personal financial management software

       "This acquisition gives Metavante a comprehensive Electronic Banking solution that allows for modular scalability, so that a product suite engineered on a single technology platform can grow along with the needs of our clients. We will be working closely with our clients to provide them with these advanced solutions," said Todd Hutto, senior vice president and general manager Metavante Electronic Banking. "We believe our clients will greatly value the enhanced functionality and improved electronic banking experience for end users."

About Brokat Technologies

       Brokat Financial Applications are built using Java language, open systems standards on market-leading Unix and NT platforms, which enables the ability to support a single operating platform. Developed and tested to support multiple banks as required by an ASP, Brokat's products can help financial institutions lower their operational costs while bundling market-differentiation through powerful online customer self-service features.

       With dual headquarters in San Jose, California and Stuttgart, Germany, Brokat Technologies (Nasdaq: BROA, Neuer Markt: BRJ) is a global leader in software that enables user-centric business. Information on Brokat and its products is available at www.brokat.com.

About Metavante Corporation

       With more than 3,500 clients, including the largest 20 banks in the United States, Metavante Corporation is a leading financial services enabler, providing virtually all the technology an organization needs to offer financial services. Metavante offers customer relationship management, electronic banking, electronic funds transfer and card solutions, electronic presentment and payment, financial technology services, private label banking, and wealth management solutions. Headquartered in Milwaukee, Wis., Metavante is wholly owned by Marshall & Illsley Corporation (NYSE:MI). For more information, see www.metavante.com.

       This press release contains forward-looking statements concerning M&I's and Metavante's future financial results and operations, including expected charges and expected operating activities. Such statements are subject to important factors which could cause M&I's and Metavante's actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in M&I's Annual Report on Form 10-K for the year ended December 31, 2000, and as may be described from time to time in M&I's subsequent SEC filings, and such factors are incorporated herein by reference.

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